Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-275587

Prospectus Addendum to
the Prospectus dated November 16, 2023

DEBT SECURITIES

You should read the accompanying prospectus supplement or pricing supplement, which gives the specific terms of the offered debt securities, together with the accompanying prospectus dated November 16, 2023 of Morgan Stanley. When you read the prospectus supplement or pricing supplement with the specific terms of the offered debt securities, please note that all references in the prospectus supplement or pricing supplement to a prospectus with a date earlier than November 16, 2023, or to any sections of any such document, should refer instead to the accompanying prospectus dated November 16, 2023, or to the corresponding section of that accompanying prospectus, unless the context otherwise requires with respect to the terms of the particular offered debt securities (including the provisions of the applicable indenture governing such offered debt securities).

The accompanying prospectus dated November 16, 2023 supersedes all prospectuses with dates earlier than November 16, 2023.

Morgan Stanley & Co. LLC will, and other affiliates of Morgan Stanley may, use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.

The debt securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

November 16, 2023